Exhibit 99.28 (a)(ix)

OLD WESTBURY FUNDS, INC.

ARTICLES SUPPLEMENTARY

Old Westbury Funds, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation adopted resolutions increasing the total number of shares of common stock, par value $.001 per share (the “Common Stock”), that the Corporation has authority to issue by 3,000,000,000 shares and classifying such additional shares as a new series of Common Stock designated as Old Westbury Total Equity Fund, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a series of Common Stock as set forth in the charter of the Corporation (the “Charter”).

SECOND: As of immediately before the filing of these Articles Supplementary, the total number of shares of Common Stock which the Corporation had authority to issue was 23,500,000,000 shares, par value $.001 per share, having an aggregate par value of $23,500,000, classified as follows:

Old Westbury All Cap Core Fund	2,500,000,000
Old Westbury Large Cap Strategies Fund	3,000,000,000
Old Westbury Small & Mid Cap Strategies Fund	3,500,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Short-Term Bond Fund	3,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury California Municipal Bond Fund	2,000,000,000
Old Westbury New York Municipal Bond Fund	2,000,000,000
Old Westbury Credit Income Fund	3,500,000,000

THIRD: As of immediately after the filing of these Articles Supplementary, the total number of shares of Common Stock which the Corporation has authority to issue is 26,500,000,000 shares, par value $.001 per share, having an aggregate par value of $26,500,000, classified as follows:

Old Westbury All Cap Core Fund	2,500,000,000
Old Westbury Large Cap Strategies Fund	3,000,000,000
Old Westbury Small & Mid Cap Strategies Fund	3,500,000,000
Old Westbury Total Equity Fund	3,000,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Short-Term Bond Fund	3,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury California Municipal Bond Fund	2,000,000,000
Old Westbury New York Municipal Bond Fund	2,000,000,000
Old Westbury Credit Income Fund	3,500,000,000
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FOURTH: The shares of Common Stock described in Article FIRST above have been classified and designated by the Board of Directors under the authority contained in the Charter. The total number of shares of Common Stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of such officer’s knowledge, information and belief, the matters set forth in these Articles Supplementary with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, OLD WESTBURY FUNDS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, both duly authorized officers of the Corporation, on this 18th day of December, 2024.

OLD WESTBURY FUNDS, INC.

/s/David W. Rossmiller
David W. Rossmiller
President & Chief Executive Officer

ATTEST:

/s/Nicola R. Knight
Nicola R. Knight
Secretary
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